Exhibit 5.2

K. Bellamy Brown (602) 322-4057 Facsimile: (602) 322-4102	May 3, 2013	E-Mail: bbrown@cavanaghlaw.com www.cavanaghlaw.com File No. 49163-3

IAC/InterActive Corp.

555 West 18th Street

New York, NY 10011

Re:                             People Media, LLC, an Arizona limited liability company (the “Company”)

Ladies and Gentlemen

We have acted as counsel to the Company in connection with the matters set forth herein.  You have requested our opinion about certain matters related to a note exchange transaction as more specifically described in the S-4 Registration Statement for IAC/InterActive Corp. filed on May 3, 2013 (the “Transaction”).  Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to them in the Notes Documents (as defined below).

For purposes of this opinion, we have examined such questions of law and fact as we have deemed necessary or appropriate.  We have examined only the following documents (collectively, the “Documents”) and have made no other investigation or inquiry:

I.                                        Transaction Documents and Other Documents Examined

We have previously reviewed the following documents (the “Notes Documents”).  Each of the Notes Documents is dated as of December 21, 2012:

A.                                    Indenture and related Note Guaranty;

B.                                    Purchase Agreement;  and

C.                                    Registration Rights Agreement.

In addition, we have reviewed the following documents (the “Entity Documents” and together with the Notes Documents the “Documents”):

a.                                      Certificate of Good Standing with respect to the Company dated April 22, 2013, issued by the Office of the Corporation Commission of the State of Arizona;

b.                                      Articles of Organization of LDS Dazzle, L.L.C., dated February 1, 2001;

c.                                       Amendment to Articles of LDS Dazzle, L.L.C., dated April 19, 2001, changing the name of the Company to Zencon Technologies, L.L.C;

d.                                      Second Amendment to Articles of Organization dated April 1, 2001;

e.                                       Amendment to Articles of Organization dated May 22, 2007;

f.                                        Amended and Restated Operating Agreement of Zencon Technologies, LLC, an Arizona limited liability company dated May 24, 2007;

g.                                       Second Amended and Restated Operating Agreement of People Media, LLC, an Arizona limited liability company dated May 3, 2013;

h.                                      Amendment to Articles of Organization dated October 15, 2007, changing the name of Zencon, LLC, to People Media, LLC;

i.                                          Amendment to Articles of Organization of People Media, LLC dated December 17, 2013;

j.                                         Certificate of Ownership of Zencon Technologies, Inc., a Delaware corporation, changing its name to People Media, Inc., a Delaware corporation; and

k.                                      Certificate of Good Standing with respect to People Media, Inc, a Delaware corporation, issued by the Secretary of State of the State of Delaware dated April 22, 2013;

As to certain matters of fact bearing upon the opinions expressed herein, we have relied on:

a.                                      Certificate of Guarantor dated April 29, 2013 (the “Guarantor’s Certificate”);

b.                                      Certificate of Operating Agreement dated April 29, 2013 (the “Operating Certificate”); and

c.                                       Information in public authority documents.

II.                                   Opinions

Based on the foregoing, and subject to the assumptions, qualifications, and limitations set forth below, it is our opinion that:

1.                                      No consent, approval, authorization, or other action by, or filing with, any state or local governmental authority is required in connection with the execution and delivery by the Company of the Notes Documents and the consummation of the Transaction.

2.                                      The execution and delivery of the Notes Documents and consummation of the Transaction by the Company did not violate any applicable State of Arizona law, rule or regulation affecting the Company.

3.                                      The Company has the power and authority to own its properties and to carry on its business as now being conducted; and had and continues to have the power to execute and deliver the Notes Documents and all other documents and instruments executed and delivered by the Company with respect to the Transaction, each of which has been duly authorized by all necessary and proper action.

4.                                      The execution, delivery and performance of each of the Notes Documents by the Company has been duly authorized by all requisite corporate action on the part of the Company and the Notes Documents have been duly executed and delivered.

III.                              Assumptions

With your permission, in rendering the foregoing opinions, we have made the certain assumptions.  We have made these assumptions without independent verification, and with the understanding that we are under no duty to inquire or investigate regarding such matters; however, we have no knowledge of any statement of fact that we know to be inaccurate or any factual representations that we know to have been provided under circumstances making reliance unwarranted.  The assumptions are as follows:

1.                                      Based solely upon the Certificate of Good Standing dated April 22, 2013, issued by the Office of the Corporation Commission of the State of Arizona, the Company has been duly formed, is validly existing, and is in good standing as a limited liability company under the laws of the State of Arizona.

2.                                      All signatures not witnessed are genuine.

3.                                      That each client who is a natural person, and who is executing any of the Documents or otherwise involved in the Transaction, possesses the legal competency and capacity necessary for such individual to execute such documents and/or to carry out such individual’s role in the Transaction.

4.                                      The Notes Documents accurately and completely describe and contain the parties’ mutual intent, understanding, and business purposes, and that there are no oral or written statements, agreements, understandings, or negotiations, nor any usage of trade or course of prior dealing among the parties, that directly or indirectly modify, define, amend, supplement, or vary, or purport to modify, define, amend, supplement, or vary, any of the terms of the Notes Documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise.

5.                                      The applicable Notes Documents, immediately after delivery, were properly filed or recorded in the appropriate governmental offices, that the purchasers will timely file all necessary continuation statements, and that all fees, charges, and taxes due and owing as of this date have been paid.

6.                                      The result of the application of Arizona law as specified in the Documents will not be contrary to a fundamental policy of the law of any other state with which the parties may have material or relevant contact in connection with the Transaction and as to which there is a materially greater interest in determining an issue of choice of law.

7.                                      The purchasers of the Note have received no interest, charges, fees or other benefits or compensation in the nature of interest in connection with the Transaction other than the Company (and, where applicable, Guarantor) has agreed in writing in the Notes Documents to pay.

8.                                      That the Note Guarantee was duly delivered for value and for the consideration provided for in or contemplated by the Notes Documents and that value has been given for the creation of any security interest.

9.                                      That the Company holds the requisite title and rights to any real or personal property involved in the Transaction or otherwise purported to be owned by it.

IV.                               Qualifications and Limitations

The opinions set forth above are subject to the following qualifications and limitations:

1.                                      The enforceability of the Transaction may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting the rights of parties generally;

2.                                      The enforceability of the Transaction is subject to general principles of equity;

3.                                      Our engagement did not extend to, and we render no opinion about, any federal or state tax, securities, environmental, public health, or labor laws, rules or regulations, zoning matters, or applicable building codes or ordinances or the effect of such matters, if any, on the opinions expressed herein;

4.                                      We express no opinion as to matters of title, priority, or perfection of liens or priority or perfection of security interests except as specifically set forth herein;

5.                                      We are qualified to practice law in the State of Arizona, and we do not purport to be experts on, or to express any opinion concerning, any law other than the law of the State of Arizona;

6.                                      The opinions expressed in this letter are based upon the law and facts in effect on the date hereof, and we assume no obligation to update, revise, or supplement this opinion;

7.                                      We understand that you, and the holders of the Notes (as defined below), will rely as to matters of Arizona law upon this opinion in connection with the matters set forth herein.  In addition, we understand that Wachtell, Lipton, Rosen & Katz (“WLRK”) will rely as to matters of Arizona law upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Company.  In connection with the foregoing, we hereby consent to you, the holders of the Notes (as defined below) and WLRK’s relying as to matters of Arizona law upon this opinion, subject to the understanding that the opinions rendered herein are given on the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect.  Furthermore, we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4, relating to the Offer to Exchange $500,000,000 of 4.75% Senior Notes of IAC/InterActiveCorp due 2022 for $500,000,000 of 4.75% Senior Notes due 2022 (collectively, the “Notes”), as proposed to be filed by IAC/InterActiveCorp with the Securities and Exchange Commission on or about the date hereof.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

THE CAVANAGH LAW FIRM

By:	/s/ K. Bellamy Brown
K. Bellamy Brown

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